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As filed with the Securities and Exchange Commission on July 11, 2001

Registration No. 333-46254

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT
NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMERCE ONE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	4440 Rosewood Drive	68-0322810
(State of Incorporation)	Pleasanton, California 94588	(I.R.S. Employer Identification No.)
(Address, including zip code, of Registrant's principal executive offices)

APPNET SYSTEMS, INC. 1999 STOCK INCENTIVE PLAN
APPNET SYSTEMS, INC. 1998 STOCK OPTION AND INCENTIVE PLAN
INTERNET OUTFITTERS, INC. 1996 INCENTIVE STOCK OPTION PLAN
APPNET E-BUSINESS TECHNOLOGY AND INTEGRATION, INC. INCENTIVE STOCK OPTION PLAN
(Full title of the plans)

Robert M. Tarkoff
Vice President Worldwide Business Development, General Counsel and Secretary
Commerce One, Inc.
4440 Rosewood Drive
Pleasanton, California 94588
(925) 520-6000
(Name, address, and telephone number, including area code, of agent for service)

Copy to:
N. Anthony Jeffries, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock of Commerce One to be issued upon the exercise of option s granted under the: AppNet Systems, Inc. 1999 Stock Incentive Plan	3,414,633(2)	$38.2863	$130,733,663.00	$*(3)

AppNet Systems, Inc. 1998 Stock Option and Incentive Plan	387,232(2)	$14.2865	$5,532,904	$*(3)

Internet Outfitters, Inc. 1996 Stock Option Plan	636(2)	$4.7100	$2,995.56	$*(3)

AppNet E-Business Technology and Integration, Inc. Incentive Stock Option Plan	0(2)	$1.0439	$0	$0

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
(2)
This Post-Effective Amendment to Registration Statement on Form S-8 is filed to deregister shares previously registered by the Registrant on a registration statement on Form S-8 filed September 20, 2000 that remain unsold at the time of filing of this Post-Effective Registration Statement on Form S-8.
(3)
The filing fee was previously paid in connection with a registration Statement on Form S-8 filed by Commerce One on September 20, 2000 (Registration No. 333-46254).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

    There are hereby incorporated by reference into this Registration Statement and into the Prospectuses relating to this Registration Statement pursuant to Rule 428 the following documents and information previously filed with the Securities and Exchange Commission (the "Commission"):

  1.
  The Registrant's Current Report on Form 8-K, filed with the Commission on July 10, 2001.

  2.
  The Registrant's Current Report on Form 8-K, filed with the Commission on April 20, 2001.

  3.
  The Registrant's Current Report on Form 8-A registering the Registrant's preferred share purchase rights, filed with the Commission on April 20, 2001.

  4.
  The Registrant's Quarterly Report on Form 10-Q for the period ending March 31, 2001, filed with the Commission on April 15, 2001.

  5.
  The Registrant's Annual Report on Form 10-K, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for the year ended December 31, 2000, filed on with the Commission on April 2, 2001.

  6.
  The description of Registrant's Common Stock contained in Registrant's Registration Statement on Form 8-A, as declared effective by the Commission on July 1, 1999, filed pursuant to Section 12 of the Exchange Act and, any amendment or report filed for the purpose of updating such description.

    All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities

    Not applicable.

Item 5.  Interests of Named Experts and Counsel

    The validity of the common stock in this offering will be passed upon for Commerce One by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this registration statement, investment partnerships composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, as well as certain individual attorneys of this firm, beneficially own an aggregate of approximately 104,100 shares of Commerce One common stock.

Item 6.  Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    Article IX of the Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

    Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, in any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

    The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 7.  Exemption from Registration Claimed

    Not applicable.

Item 8.  Exhibits

Exhibit Number	Document
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation ("WSGR"), as to legality of securities being registered
10.1*	Registrant's AppNet Systems, Inc. 1999 Stock Incentive Plan
10.2*	Registrant's AppNet Systems, Inc. 1998 Stock Option and Incentive Plan
10.3*	Registrant's Internet Outfitters, Inc. 1996 Incentive Stock Option Plan
10.4*	Registrant's AppNet E-Business Technology and Integration, Inc. Incentive Stock Option Plan
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.3	Consent of WSGR (contained in Exhibit 5.1)
24.1*	Power of Attorney (see page 4)

(*)
Previously filed as an exhibit to the Registrant's Registration Statement on Form S-8 (File No. 333-46254), filed on September 20, 2000.

Item 9.  Undertakings

    (a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the items described in Item 6 of Part II of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant, Commerce One, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pleasanton, state of California, on the 11th day of July, 2001.

COMMERCE ONE, INC.
By:	/s/ MARK B. HOFFMAN Mark B. Hoffman Chief Executive Officer and Chairman of the Board

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons on behalf of Commerce One, Inc. and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK B. HOFFMAN Mark B. Hoffman	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	July 11, 2001
/s/ PETER F. PERVERE Peter F. Pervere	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 11, 2001
Dennis H. Jones	President and Vice Chairman
* John V. Balen	Director	July 11, 2001
* William B. Elmore	Director	July 11, 2001
* David H. J. Furniss	Director	July 11, 2001
* Kenneth C. Gardner	Director	July 11, 2001

* William J. Harding	Director	July 11, 2001
* Robert M. Kimmitt	Director	July 11, 2001
* Larry W. Sonsini	Director
* Jeffrey T. Webber	Director	July 11, 2001
*By:	/s/ MARK B. HOFFMAN
Mark B. Hoffman as Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Document
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation ("WSGR"), as to legality of securities being registered
10.1*	Registrant's AppNet Systems, Inc. 1999 Stock Incentive Plan
10.2*	Registrant's AppNet Systems, Inc. 1998 Stock Option and Incentive Plan
10.3*	Registrant's Internet Outfitters, Inc. 1996 Incentive Stock Option Plan
10.4*	Registrant's AppNet E-Business Technology and Integration, Inc. Incentive Stock Option Plan
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.3	Consent of WSGR (contained in Exhibit 5.1)
24.1*	Power of Attorney (see page 4)

(*)
Previously filed as an exhibit to the Registrant's Registration Statement on Form S-8 (File No. 333-46254), filed on September 20, 2000.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
INDEX TO EXHIBITS